EXHIBIT 10.29
EXECUTION VERSION
LICENSE AGREEMENT
     This License Agreement (the “Agreement”), is made and entered into as of the last date of execution appearing on the signature page hereto (the “Effective Date”), by and between Trigon Incorporated, a Pennsylvania corporation, having its principal place of business in McMurray, Pennsylvania and which operates the business division it calls “Stelkast” (“STELKAST”) and MAKO Surgical Corp., a Delaware corporation, having its principal place of business in Hollywood, Florida (“MAKO”). STELKAST and MAKO are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     WHEREAS, STELKAST has developed a certain unicondylar knee implant system and components thereof, including prostheses and related medical instruments and surgical techniques (collectively, and as used in both a singular and plural context, “Implant”);
     WHEREAS, MAKO desires to license certain rights relating to the Implant and STELKAST is willing to license MAKO those rights under the terms and conditions of this Agreement;
     WHEREAS, STELKAST and MAKO entered into that certain Binding Letter of Intent, dated April 27, 2005 in which STELKAST agreed to grant to MAKO a non-exclusive, worldwide license to certain rights relating to the Implant (the “LOI”); and
     WHEREAS, STELKAST and MAKO are concurrently entering into that certain Supply Agreement, by which STELKAST agrees to supply to MAKO commercial quantities of the Implant for resale during the Transition Period (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
Definitions
     1.1 An “Affiliate” of a Party means an entity directly or indirectly controlling, controlled by or under common control with that Party, where control means the ownership or control, directly or indirectly, of more than fifty percent of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the Effective Period of this Agreement. However, the entity will be considered an Affiliate only for the time during which such control exists.
     1.2 “Effective Date” has the meaning given in the preamble.
     1.3 “Implant” has the meaning given to it in the recitals.

     1.4 “Licensed Implant Methods” means surgical techniques and processes for implanting the Implant and using associated medical instruments and equipment.
     1.5 “Licensed Technical Information” means specifications and technical documents relating to the manufacture, operation, use and implantation of the Implant (including all prior versions and the most current version of it) that are in the possession of STELKAST or its employees, representatives or agents on or before the Effective Date, including without limitation FDA design control documents DHF, DMR (design requirement and criteria, specified requirements, V&V, design transfer), clinical data and implant follow-ups, and manufacturing specifications and know-how.
     1.6 “Licensed IP Rights” means all patents, copyrights, proprietary rights in technical information and similar industrial and intellectual property rights throughout the world that pertain in any respect to the Implant, and that are owned by STELKAST or that STELKAST has the right to license as of the Effective Date.
     1.7 “Transition Period” has the meaning given to it in Section 3.3.
ARTICLE II.
Grant of License
     2.1 Grant of License to MAKO. Subject to all of the terms and conditions of this Agreement, STELKAST grants to MAKO and its Affiliates a non-transferable (except as expressly permitted under Section 10.1), non-exclusive, royalty-free, non-terminable and irrevocable (except as expressly provided in this Agreement) worldwide license under the Licensed IP Rights,
     (a) to make, have made, use, offer for sale, sell, and import the Implant;
     (b) to use, disclose, reproduce, distribute, display, perform, and prepare derivatives of Licensed Technical Information in connection with developing and manufacturing the Implant , and to authorize others to do so on behalf of MAKO or its Affliates for the Implant to be sold by MAKO or its Affliates;
     (c) to use, disclose, reproduce, distribute, display, perform, and prepare derivatives of Licensed Technical Information in connection with selling, distributing, implanting, testing and using the Implant , and to authorize others to do so;
     (d) to use the Licensed Implant Methods and to authorize others to use the Licensed Implant Methods, in connection with the Implant.
     2.2 Sublicensing. The license granted to MAKO under Section 2.1 does not include any right to MAKO to grant sublicenses, except that, without limiting the scope of Section 2.1, MAKO may grant limited, non-transferable sublicenses, under the Licensed IP Rights (i) to its vendors for the sole and limited purposes of having components made, and/or the Implant assembled on behalf of MAKO; (ii) to its sales representatives, distributors and other sales agents to market and sell the Implant; and (iii) to medical professional, organizations and support staff to use the Licensed Implant Methods, Technical Information and the Implant in connection with implanting the the Implant and patient care.

     2.3 No Other Licenses; No Assignments. Other than the license expressly set forth above, neither Party is granting to the other any license or sublicense, whether by implication, estoppel or otherwise. Except as otherwise expressly stated, nothing in this Agreement is intended to transfer title to or other ownership interest in any intellectual property right. The foregoing grant of sublicense does not constitute a non-infringement representation, warranty or covenant.
ARTICLE III.
Transfer of Information and Assistance
     3.1 Transfer of Technical Information. STELKAST will deliver to MAKO copies of all Licensed Technical Information promptly upon the request of MAKO at any time during the Effective Period, including without limitation relevant 510(K)s, technical files, know how, test data, product specifications, drawings, design history files, validations, clinical data, and risk analysis associated with current or prior unicondylar knee implant systems designed or manufactured by STELKAST, and electronic CAD files in a standard, commercially available format containing all manufacturing layouts and specifications for the most current version of the Implant (prostheses and instruments) as of the Effective Date.
     3.2 Consignment of Instrumentation. STELKAST will transfer to MAKO on consignment, promptly at its request, two complete sets of instruments for the Implant, without charge, for clinical use by MAKO and its agents and representatives at designated sites. The instruments must include all required instruments and trials to perform a unicondylar knee replacement procedure using the Implant and surgical techniques used in the procedure as of the Effective Date. MAKO will have no obligation to return the consigned sets of instruments unless the Agreement is terminated or materially breached by MAKO and the breach is not timely cured.
     3.3 Technical Assistance. STELKAST will provide MAKO, without additional charge, technical support during the period from the Effective Date until the date on which MAKO is able to make or have made the Implant without the assistance of STELKAST (the “Transition Period”); provided however that STELKAST will be relieved of any obligations under this Section 3.3 (a) should MAKO fail to use its best efforts to minimize the duration of the Transition Period, or (b) in any case, after the second (2nd) anniversary of the Effective Date.
     3.4 Tooling. STELKAST will use its best efforts to assist MAKO in manufacturing the Implant in the Unites States using STELKAST’s manufacturers and tooling in existence as of the Effective Date. Such best efforts will include, but not be limited to, making available to MAKO at no additional cost production tooling and processes used by STELKAST as of the Effective Date.
     3.5 Clinical Training, Data and Support. Upon MAKO’s reasonable request, STELKAST will use its best efforts to provide MAKO or its designees, without additional charge, clinical training on surgical techniques in use as of the Effective Date for the Implant, including without limitation access to observe clinical cases, in order to enable MAKO to support procedures using the Implant. During the Transition Period, STELKAST will provided MAKO with clinical data and follow-ups on the use of the Implant.

     3.6 FDA Approval. MAKO may sell Implants (whether purchased from STELKAST pursuant to the Supply Agreement or made by MAKO pursuant to this License Agreement) under STELKAST’s Premarket Notification 510(k) until MAKO receives a Premarket Notification 510(k). MAKO will use its best effort to receive a Premarket Notification 510(k) as promptly as shall be reasonably practical after the Effective Date. STELKAST will use its best effort, using data existing as of the Effective Date, to assist MAKO in applying for and obtaining a Premarket Notification 510(k) and a CE marking for the Implant by providing MAKO with all required technical information and appropriate documentation within STELKAST’s possession or control, including, without limitation, clinical data, a complete copy of any regulatory filing for the Implant made by STELKAST and other relevant help at no additional charge.
ARTICLE IV.
Publicity and Confidentiality
     4.1 Confidentiality of Agreement. The terms, but not the existence, of this Agreement and the licenses granted herein will be treated as confidential information by the Parties, and neither Party may disclose such terms to any third party without the prior written consent of the other Party, except as follows:
     (a) Each Party may represent to third parties that MAKO is licensed as provided by this Agreement.
     (b) Each Party may (i) disclose this Agreement and its terms to potential acquirers of, investors in or lenders to such Party (including any representatives of the Parties in such transaction), or disclosures reasonably necessary in connection with the divestiture, merger, transfer or sale of all or any portion of a Party’s respective businesses, but only if such disclosure is made pursuant to a written confidentiality agreement binding upon such potential acquirer, investor, lender or other parties, which obligates such party not to disclose and to take reasonable precautions against unauthorized disclosure of the Agreement and its terms; (ii) disclose this Agreement and its terms in any arbitration, mediation or other official dispute resolution procedure pursuant to a written confidentiality agreement binding upon the parties, which obligates such parties not to disclose and to take reasonable precautions against unauthorized disclosure of the Agreement and its terms; (iii) disclose this Agreement and its terms to its professional advisors who are under an ethical obligation of confidentiality in order to comply with, or determine compliance with, any law, rule, regulation, or accounting or similar requirement; and (iv) disclose this Agreement and its terms, in response to a judicial or governmental request, requirement or order, or as required by law, on the condition that such Party provides the other Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures. In addition, this Section 4.1 will not prevent a Party from making disclosures reasonably determined by such Party to be required by law or a stock market or exchange.
     4.2 Publicity and Trademarks. Nothing in this Agreement is intended nor shall be construed as conferring upon either Party or its Affiliates any right to include in advertising, packaging or other commercial activities related to the Implant, any reference to the other

Party (or any of its Affiliates), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that the Implant is in any way certified by the other Party hereto or its Affiliates.
     4.3 Obligations of Confidentiality with Respect to Technical Information.
     (a) MAKO will hold all Licensed Technical Information provided by STELKAST to MAKO in confidence and take reasonable precautions to maintain and protect the confidentiality of the Licensed Technical Information. MAKO may disclose and share the Licensed Technical Information to employees, contractors, representatives, and others who have a need to know it, so long as each such person is obligated in writing not to disclose the information to others and to use it only for the purposes for which access is being given. Parties other than employees having access to the Licensed Technical Information must be licensed to use the Licensed Technical Information, and may only use it solely in connection with the license granted in Section 2.1.
     (b) Exceptions. Notwithstanding the foregoing obligations of confidentiality,
     (i) MAKO may make the Implant available to third parties, and all related user documentation incorporating or made using the Licensed Technical Information.
     (ii) MAKO may disclose Licensed Technical Information as required by law, but only to the extent required by law, and in response to a valid order of a court or other government body or any political subdivision thereof, but only if MAKO has promptly notified STELKAST of such order and taken reasonable action to seek a protective order limiting the scope of the required disclosure.
     (iii) No Licensed Technical Information is required to be treated as confidential if such information, (i) is or becomes publicly known through no unauthorized act of MAKO or its Affiliates, (ii) is rightfully received by MAKO from a third party without obligation of confidentiality, (iii) is approved in writing by STELKAST for public disclosure, or (iv) was disclosed to MAKO ten years prior.
ARTICLE V.
Payments
     5.1 License Fee. In full consideration for the license granted by STELKAST to MAKO and the transfer of Technical information, MAKO will pay to STELKAST the sum of $350,000 as follows:
     (a) $25,000 previously paid by MAKO to STELKAST in connection with the LOI will be credited to this sum upon execution of this Agreement;
     (b) $25,000 upon execution of this Agreement;

     (c) $120,000 two months from the Effective Date or September 15, 2005, whichever is earlier;
     (d) $180,000 four months from the Effective Date or November 15, 2005, whichever is earlier.
ARTICLE VI.
Other Obligations
     6.1 Marking. MAKO will provide appropriate labeling on the Implant as required by the Food and Drug Administration under 21 C.F.R. Part 801.
     6.2 CE Marking Data. Should either Party desire to purchase any data generated by the other in preparing for a CE filing, the Party with the data will sell to the other Party such data for a fair market value, which will be negotiated by the Parties in good faith.
     6.3 Termination of LOI. The LOI and all of its obligations are hereby terminated.
ARTICLE VII.
Representations, Warranties and Covenants
     7.1 STELKAST Representations. STELKAST represents, warrants and covenants to MAKO as to the following as of the Effective Date:
     (a) The execution, delivery and performance by STELKAST of this Agreement do not breach any term or provision of or constitute a default under any material indenture, mortgage, deed of trust, contract, agreement, lease or other commitment or instrument to which STELKAST is a party or by which STELKAST or its assets or properties are bound, do not conflict with any provision of the articles of incorporation or bylaws of STELKAST and do not constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing.
     (b) STELKAST has full power, authority and legal right to enter into this Agreement and grant the sublicenses and rights set forth in this Agreement and has not made, and will not make, any commitments to others inconsistent with or in derogation of such rights. Upon execution and delivery by STELKAST of this Agreement it will be a valid and binding obligation of STELKAST, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, no representation or warranty is made regarding the availability of equitable remedies.
     (c) To the actual knowledge of STELKAST as of the Effective Date, the manufacture, sale and use of the Implant and the use of Licensed Technical Information as permitted by this Agreement, will not infringe the patents or copyrights of, or misappropriated information of, a third party. Notwithstanding any of the foregoing in this Section 6.1(c), the failure by STELKAST to conduct an investigation will not be deemed to be a relevant factor in any determination as to whether any warranty or representation by STELKAST under this Section 6.1(c) is or has been breached
     (d) STELKAST has the requisite institutional knowledge and commercially adequate expertise to provide the technical assistance and clinical support services it is offering and/or pledging to provide to MAKO under this Agreement.
     (e) STELKAST maintains adequate insurance covering the Implant (including product liability and commercial general liability insurance), as would be acquired and maintained by a reasonable and prudent businessperson carrying on a similar line of business, but in no case for an amount of less than Four Million Dollars ($4,000,000) per claim and/or $5,000,000 in the aggregate (“Adequate Insurance”). Such Adequate Insurance shall at all times during the Effective Period and for not less than five (5) years thereafter insure MAKO, its Board of Directors, officers, employees, agents and consultants as insured parties.
     7.2 MAKO Representations and Warranties. MAKO represents and warrants the following:
     (a) The execution, delivery and performance by MAKO of this Agreement do not breach any term or provision of or constitute a default under any material indenture, mortgage, deed of trust, contract, agreement, lease or other commitment or instrument to which MAKO is a party or by which MAKO or its assets or properties are bound, do not conflict with any provision of the articles of incorporation or bylaws of MAKO and do not constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing.
     (b) MAKO has full power, authority and legal right to enter into this Agreement. Upon execution and delivery by MAKO of this Agreement it will be a valid and binding obligation of MAKO, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, no representation or warranty is made regarding the availability of equitable remedies.
     (c) MAKO maintains adequate insurance (including product liability and commercial general liability insurance), as would be acquired and maintained by a reasonable and prudent businessperson carrying on a similar line of business, but in no case for an amount of less than Four Million Dollars ($4,000,000) per claim and/or $5,000,000 in the aggregate (“Adequate Insurance”). Such Adequate Insurance shall at all times during the Effective Period and for not less than five (5) years thereafter insure STELKAST, its Board of Directors, officers, employees, agents and consultants as insured parties.
     7.3 Disclaimers.
     (a) Other than the representations, warranties and covenants expressly made in this Agreement, neither Party, nor any of its Affiliates, make any representations or extend any warranties of any kind, express or implied. STELKAST and MAKO each disclaim all implied warranties, including without limitation warranties of merchantability, fitness for a particular purpose, and non-infringement.
     (b) EXCEPT IN CONNECTION WITH INDEMNIFICATION FOR DAMAGES AWARDED FOR THIRD PARTY CLAIMS OF PERSONAL INJURY PURSUANT TO ARTICLE VIII, OR AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, IN NO EVENT WILL MAKO OR STELKAST BE LIABLE FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.
ARTICLE VIII.
Indemnification
     8.1 Indemnification. STELKAST agrees to indemnify in respect of, and hold MAKO and its officers, directors, employees and agents harmless against, any and all damages, claims, deficiencies, losses, including taxes, and all expenses (including interest, penalties, and reasonable attorneys’ and accountants’ fees and disbursements but reduced by any tax savings, benefits or offsets to which MAKO shall be entitled directly or indirectly by reason thereof) (collectively “Damages”) resulting from any misrepresentation, breach of warranty, or failure to perform any covenant or agreement on the part of STELKAST under this Agreement. STELKAST further agrees to indemnify in respect of, and hold MAKO and its respective officers, directors, employees and agents harmless against, all Damages resulting from personal injuries and deaths from the use of products manufactured, produced, sold or marketed by STELKAST or its Affiliates, except to the extent such injury or death results from (i) the negligence, gross negligence or intentional misconduct of MAKO and its employees, officers and directors, or any other person using the Products, or (ii) a change made to the Product after it has been manufactured by STELKAST or the use of a technique with respect to the Product other than a technique developed and/or endorsed by STELKAST.
     8.2 MAKO agrees to indemnify in respect of, and hold, STELKAST and its officers, directors, employees and agents harmless against, any and all Damages resulting from any misrepresentation, breach of warranty, or failure to perform any covenant or agreement on the part of MAKO under this Agreement. MAKO further agrees to indemnify in respect of, and hold STELKAST and its respective officers, directors, employees and agents harmless against, all Damages resulting from personal injuries and deaths from the use of any products (other than products made by STELKAST for distribution by MAKO) manufactured, produced, sold or marketed by MAKO or its Affiliates, except to the extent such injury or death results from the negligence, gross negligence or intentional misconduct of STELKAST and its employees, officers and directors.

ARTICLE IX.
Term, Termination and Expiration
     9.1 Term. This Agreement will become effective as of the Effective Date and will continue until terminated (the “Effective Period”) according to its terms or until expiration of all Licensed IP Rights (the “Expiration”).
     9.2 Voluntary Termination By MAKO. MAKO may voluntarily terminate this Agreement upon 30 days written notice to STELKAST and following payment of all sums under Article V hereto, whether such sums are due before, on or after the effective date of such termination.
     9.3 Termination for Non-Payment. Subject to Section 9.4, failure by MAKO to make timely payment of any amounts due and owing pursuant to Article IV shall constitute a material breach of this Agreement and shall, after written notice by STELKAST and failure by MAKO to cure such breach within thirty (30) days of service of such notice, render the Agreement (and any license granted hereunder) terminable and voidable by STELKAST in its sole discretion, immediately upon written notice to MAKO.
     9.4 Material Breach. Each Party may terminate this Agreement upon a material breach or default by the other Party of the Agreement by giving notice to breaching party. If the material breach or default is not cured within 60 days, the non-breaching Party may terminate this Agreement immediately upon notice to the breaching Party..
     9.5 Survival. Articles IV, VIII and IX will survive and continue after termination of this Agreement. Any amounts due under Articles V prior to termination will remain due and become immediately payable upon termination. Upon termination prior to Expiration, MAKO must stop all use of all Licensed Technical Information, except, however, that MAKO may retain and continue to use the Licensed Technical Information for solely for purposes of supporting use of the Implant as sold or distributed prior to termination. MAKO may also sell any inventory of the Implant ordered or on hand prior to termination. For the avoidance of doubt, termination of this Agreement does not affect the sale of the Implant purchased from STELKAST for resale by MAKO.
ARTICLE X.
Miscellaneous Provisions
     10.1 Assignment. STELKAST may assign this Agreement upon notice to MAKO. This Agreement shall not be assignable by MAKO absent the written consent of STELKAST, except that no such consent will be required for succession by merger, consolidation, sale of all or substantially all of the assets, or change of control of MAKO, but only if the assignee, successor or surviving entity agrees to be bound in writing to all of its terms and conditions. This Agreement will be binding on successors in interest and permitted assigns. An assignment other than as expressly permitted by this Section 10.1 will be void and shall constitute a material breach of this Agreement.
     10.2 Notices. All notices and other communications which are required or which may be given under the provisions of this Agreement will be in writing and may be delivered (a) personally, (b) by facsimile transmission, (c) expedited delivery service with proof of delivery or (d) sent by United States Mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

If to STELKAST:	Trigon Incorporated
200 Hidden Valley Road
McMurray, PA 15317
Fax: (724) 941-5984
Attention: Peter N. Stephans

If to MAKO:	MAKO Surgical Corp.
2901 Simms St.
Hollywood, FL 33020
Fax: (954) 927-0446
Attention: General Counsel
or to such other address designated by the Parties as provided above. Any such notice will be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein.
     10.3 Choice of Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUSIVE OF ITS CONFLICTS OF LAW PRINCIPLES.
     10.4 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify its terms and provisions.
     10.5 No Strict Construction. This Agreement is the result of substantial negotiations among the Parties and their counsel and has been prepared by their joint efforts. Accordingly, the fact that counsel to one Party or another may have drafted this Agreement, or any portion of this Agreement, is immaterial and this Agreement will not be strictly construed against any Party.
     10.6 Severability and Reformation. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable; provided, however, that, if any such change will materially diminish the practical realization of the benefits intended to be conferred to any Party to this Agreement, such Party may terminate this Agreement upon written notice to the other Party within 30 days after learning such change has been effected.

     10.7 Consents; Waivers. Any consent or approval required as a condition to an action under this Agreement will be effective only (a) if in writing and signed by the Party whose consent is sought, (b) with respect to the specific matter made the subject to such consent or approval (and no other matter), and (c) for the specific instance(s) expressly set forth in such consent or approval (and no earlier or subsequent instances). Any Party may waive any condition, covenant, term, or provision of this Agreement, but any such waiver will be effective only (a) if in writing and signed by the Party sought to be bound by such waiver, (b) with respect to the specific condition, covenant, term, or provision expressly made the subject to such waiver (and no other condition, covenant, term, or provision), and (c) for the specific instance(s) expressly set forth in such waiver (and no earlier or subsequent instances). Without limiting the foregoing sentence, none of the following will constitute a waiver of the rights of a Party to this Agreement to demand exact compliance with the conditions, covenants, terms, and provisions of this Agreement: (a) a failure of such Party to exercise any power reserved to it in this Agreement; (b) a failure of such Party to insist upon compliance by any other Party to this Agreement with any condition, covenant, term, or provision in this Agreement; (c) a delay, forbearance, or omission of such Party to exercise any power; or (d) any custom or practice of the Parties at variance with the terms of this Agreement. The consent or approval of any Party to this Agreement with respect to the act of any other Party to this Agreement will not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. Subsequent acceptance by a Party to this Agreement of any performance due to it under this Agreement will not be deemed to be a waiver by such first Party of any preceding breach by any other Party of any terms, provisions, covenants, or conditions of this Agreement. No act or conduct of or by MAKO under this Agreement, including any payment of a royalty, shall be evidence, or deemed an admission or suggestion, that any product manufactured, licensed, or distributed by MAKO infringes the Licensed IP Rights or any other intellectual property right.
     10.8 Force Majeure. Neither Party will be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God, any acts of the common enemy, the elements, earthquakes, floods, fires, epidemics, riots, failures or delay in transportation or communications, or any act or failure to act by the other Party or such other Party’s employees, agents, or independent contractors or representatives; provided, however, that lack of funds will not be deemed to be a reason beyond a Party’s reasonable control. The Parties will promptly inform and consult with each other as to any of the above causes that, in their judgment, may or could be the cause of a delay in the performance of this Agreement.
     10.9 Legal Costs. Each of the Parties will be responsible for its own expenses, including legal and accounting fees of advisors, incurred in connection with the negotiation and preparation of this Agreement.
     10.10 Dispute Resolution.
     (a) STELKAST and MAKO will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation.

     (b) In the event that, after reasonable consultation, but within 30 days, the Parties are unable to reach agreement, any claim or controversy shall be settled by arbitration administered by the American Arbitration Association under its then current Commercial Arbitration Rules, before a single arbitrator and judgment on any award rendered by or finding of the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award actual money damages (with interest on unpaid amounts from the date due), temporary injunctive relief, and reasonable attorney’s fees and expenses, but, the arbitrator shall not have the authority to award exemplary or punitive damages, and the Parties expressly waive any claimed right to such damages. The costs of arbitration shall be borne by the Parties in accordance with the award of the arbitrator. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorney’s fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties agree to maintain and to cause the arbitrator to maintain as confidential all information, documents and other data of any kind or nature whatsoever obtained during the arbitration process, including the fact that such arbitration is being undertaken and the final award of the arbitrator.
     10.11 [INTENTIONALLY LEFT BLANK].
     10.12 Integration. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them; provided, however, that for the avoidance of doubt, this Agreement shall not affect the Parties’ obligations under the Supply Agreement. Neither of the Parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the Party to be bound thereby.
     10.13 No Partnership. Neither this Agreement, nor any terms and conditions contained herein, will be deemed or construed to create a partnership, joint venture, other form of business enterprise or association or cooperative arrangement, agency relationship, or franchise relationship between the Parties or otherwise to create any liability for either Party whatsoever with respect to the indebtedness, liabilities, and obligations of the other Party.
     10.14 Counterparts. This Agreement may be executed in any number of counterparts and will be effective when each Party to this Agreement has executed at least one counterpart, with the same effect as if all signing Parties had signed the same document. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, will be deemed to be dated the day and year first written above. In making proof of this Agreement, it will not be necessary to account for a counterpart executed by any Party other than the Party against whom enforcement is sought or to account for more than one counterpart executed by the Party against whom enforcement is sought.

     10.15 Facsimile Signatures. The manual signature of any Party to this Agreement that is transmitted to any other Party or counsel to any other Party by facsimile will be deemed for all purposes to be an original signature.
     10.16 BASIS OF BARGAIN. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

TRIGON INCORPORATED

By:	/s/ Peter N. Stephans
Name:	Peter N. Stephans
Title:	CHMN & CFO
Date:	9/13/05

MAKO SURGICAL CORP.

By:	/s/ Maurice Ferré
Name:	Maurice Ferré
Title:	President & CEO
Date:	9/14/05